Exhibit 3.11

Delaware

PAGE 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "VG LIFE SCIENCES INC.", FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF MARCH, A.D. 2014, AT 2:32 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

2900013 8100

140346075

AUTHENTICATION: 1218312

DATE: 03-18-14

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division or Corporations
Delivered 02:32 PM 03/18/2014
FILED 02:32 PM 03/18/2014
SRV 140346075 - 2900013 FILE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF  VG  LIFE SCIENCES INC.

VG Life Sciences, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify that:

FIRST:       That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Corporation’s Certificate of Incorporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended by striking the Article thereof numbered “FOURTH” in its entirety and replacing said Article so that, as amended, it shall be and read as follows:

“FOURTH.       Effective for accounting purposes on December 31,2013, (the “Effective Time”),

the Company shall be authorized to issue two classes of shares of stock to be designated, respectively, “Preferred Stock” and “Common Stock”; the total number of shares of stock which the Company shall have authority to issue shall be One Hundred and Sixty million (160,000,000); the total number of shares of Common Stock which the Company shall have authority to issue shall be One Hundred and Fifty Million (150,000,000) with a par value of One Hundredth of One Cent($0.0001); the total number of shares of Preferred Stock which the Company shall have authority to issue shall be Ten Million(10,000,000) with a par value of One Hundredth of a Cent ($0.0001).

SECOND:        That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 228 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:          That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

VG LIFE SCIENCES, INC. By: John P.Tynan John P. Tynan President and CEP